Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne, Sr. Vice President-Finance
Dover, Delaware, July 24, 2003	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS
FOR THE SECOND QUARTER ENDED JUNE 30, 2003

Dover Downs Gaming & Entertainment, Inc. (NYSE-Symbol: DDE) today reported results for the three months ended June 30, 2003.

The Company’s gross revenues decreased 6.5% to $52,578,000 compared with $56,250,000 for the second quarter of 2002.  The decrease in gaming revenues, which include video lottery win and harness racing commissions, was offset by an increase in other revenues of $1,658,000, primarily related to higher occupancy levels at the Dover Downs Hotel and Conference Center compared with the second quarter of 2002.  Record occupancy levels for the quarter were achieved in the Dover Downs Hotel and Conference Center, as the Company continued to market the hotel principally to casino customers.

Net earnings were $4,385,000 or $.17 per diluted share compared with $5,703,000 or $.21 per diluted share for the second quarter of 2002.  The operating results reflect an improvement from the $.15 per diluted share reported for the first quarter of 2003.  The Company expects future quarters to benefit from legislation enacted and regulatory changes proposed in late June 2003, including the authorization to add 500 additional slot machines, expand operating hours, increase betting limits, and allow credit play in the casino.

The Company noted that slot win decreased approximately 11% for the second quarter of 2003 compared with the second quarter of 2002.  The decline is consistent with that experienced since the passage of the Delaware Clean Indoor Air Act, which has prohibited smoking in the casino since November 27, 2002.

Denis McGlynn, President and CEO of Dover Downs Gaming & Entertainment, Inc. stated, “We continue to feel the financial impact of our smoking patrons visiting other jurisdictions as a result of the Delaware Clean Indoor Air Act.  Although we heavily promoted our property to mitigate the negative economic effects of the ban, we were able to improve our margins slightly from the first quarter as a result of several cost-cutting efforts.  Meanwhile, our hotel and new marketing initiatives have allowed us to increase our market share during the quarter.”

The Company previously announced that it had purchased for cash and retired 49,700 shares of its $.10 par value common stock during the quarter.

Dover Downs Gaming & Entertainment, Inc. began trading on the New York Stock Exchange on April 1, 2002, the first day after the effective date of the tax-free spin-off by Dover Motorsports, Inc. of its gaming business.  The Company’s results of operations for periods prior to April 1, 2002 are included in the financial statements of Dover Motorsports, Inc. as a discontinued operation, but have been presented separately for informational purposes.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots – an 80,000-square foot video lottery (slots) casino complex; the Dover Downs Hotel and Conference Center – featuring luxury accommodations with conference, banquet, fine dining, ballroom and concert hall facilities; and the Dover Downs Raceway – a harness racing track with pari-mutuel wagering on live and simulcast horse races.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED STATEMENT OF EARNINGS
In Thousands, Except Per Share Amounts
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Revenues:
Gaming (1)	$44,292	$49,622	$85,849	$96,760
Other operating	8,286	6,628	15,084	11,200
Gross revenues	52,578	56,250	100,933	107,960
Less - promotional allowances	4,536	3,280	8,692	5,210
	48,042	52,970	92,241	102,750

Expenses:
Gaming	35,011	37,556	67,532	73,691
Other operating	2,750	2,857	5,004	5,791
Depreciation	1,523	1,406	3,025	2,310
General and administrative	1,115	1,217	2,069	2,314
	40,399	43,036	77,630	84,106

Operating earnings	7,643	9,934	14,611	18,644

Interest expense	253	322	467	322

Earnings before income taxes	7,390	9,612	14,144	18,322

Income taxes	3,005	3,909	5,752	7,451

Net earnings	$4,385	$5,703	$8,392	$10,871

Earnings per common share (2):
- Basic	$0.17	$0.21	$0.32	$0.41
- Diluted	$0.17	$0.21	$0.32	$0.41

Average shares outstanding (2):
- Basic	26,510	26,641	26,544	26,639
- Diluted	26,535	26,773	26,570	26,771

(1)                        Gaming revenues from the Company’s video lottery (slot) machine operations include the total win from such operations.  The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)                        Earnings per common share amounts and average shares outstanding for periods prior to April 1, 2002, the day after the effective date of the spin-off from Dover Motorsports, Inc., are presented on a pro forma basis to reflect such spin-off.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED BALANCE SHEET
In Thousands
(Unaudited)

	June 30, 2003	December 31, 2002
ASSETS

Current assets:
Cash and cash equivalents	$11,461	$10,874
Accounts receivable	381	1,105
Due from State of Delaware	4,858	9,624
Inventories	1,353	1,154
Prepaid expenses and other	2,842	1,462
Receivable from Dover Motorsports, Inc.	638	793
Income taxes receivable	96	859
Deferred income taxes	808	539
Total current assets	22,437	26,410

Property and equipment, net	121,211	122,248
Total assets	$143,648	$148,658

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,842	$2,364
Purses due horsemen	4,851	9,666
Accrued liabilities	3,711	7,132
Deferred revenue	141	131
Total current liabilities	12,545	19,293

Notes payable to banks	37,625	40,890
Deferred income taxes	4,827	4,036

Stockholders’ equity:
Common stock	1,034	1,050
Class A common stock	1,615	1,615
Additional paid-in capital	67,453	68,960
Retained earnings	18,676	12,941
Accumulated other comprehensive loss	(127)	(127)
Total stockholders’ equity	88,651	84,439
Total liabilities and stockholders’ equity	$143,648	$148,658

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
In Thousands
(Unaudited)

	Six Months Ended June 30,
	2003	2002

Cash flows from operating activities:
Net earnings	$8,392	$10,871
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	3,025	2,310
Deferred income taxes	522	316
Changes in assets and liabilities:
Accounts receivable	724	451
Due from State of Delaware	4,766	3,425
Inventories	(199)	(231)
Prepaid expenses and other	(1,380)	(16)
Receivable from Dover Motorsports, Inc.	155	—
Accounts payable	1,478	(3,015)
Purses due horsemen	(4,815)	(2,957)
Accrued liabilities	(3,421)	1,336
Income taxes receivable/payable	763	3,902
Deferred revenue	10	51
Net cash provided by operating activities	10,020	16,443

Cash flows from investing activities:
Capital expenditures	(1,988)	(16,799)
Net cash used in investing activities	(1,988)	(16,799)

Cash flows from financing activities:
(Repayments of) borrowings from revolving debt, net	(3,265)	44,260
Repayment of debt to Dover Motorsports, Inc.	—	(45,000)
Dividends paid	(2,657)	(1,000)
Repurchase of common stock	(1,523)	—
Proceeds from stock options exercised	—	47
Change in payable to/receivable from Dover Motorsports, Inc.	—	1,730
Net cash (used in) provided by financing activities	(7,445)	37

Net increase (decrease) in cash and cash equivalents	587	(319)
Cash and cash equivalents, beginning of period	10,874	12,166
Cash and cash equivalents, end of period	$11,461	$11,847